Exhibit 99.1

bioAffinity Technologies Announces Pricing of $2.66 Million Registered Direct Offering & Concurrent Private Placement

SAN ANTONIO, TX (Oct. 18, 2024) – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive tests for the detection of early-stage cancer, today announced it has entered into a securities purchase agreement with institutional investors for the purchase and sale of 2,048,294 shares (the “Shares”) of common stock in a registered direct offering at a price of $1.30 per share and, in a concurrent private placement, common warrants (the “Warrants”) to purchase up to 2,662,782 shares of common stock at an exercise price of $1.50 per common share. The Warrants are initially exercisable on the date that the Company’s stockholders approve the exercise of the Warrants and the issuance of the shares upon exercise thereof and will expire five years from the date of such approval.

The closing of the offering is expected to occur on or about Oct. 21, 2024, subject to the satisfaction of customary closing conditions. The gross proceeds from the offering are expected to be approximately $2,662,782 excluding any proceeds that may be received upon the exercise of the Warrants and before deducting placement agent fees and other offering expenses payable by the Company.

WallachBeth Capital is acting as sole placement agent for the offering.

The Shares of common stock will be issued in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (File No: 333-275608) previously filed with the U.S. Securities and Exchange Commission (SEC), under the Securities Act of 1933, as amended, and declared effective by the SEC on Nov. 27, 2023. A prospectus supplement describing the terms of the proposed registered direct offering will be filed with the SEC and available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com, by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA.

The private placement of the Warrants will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D thereunder. Accordingly, the securities issued in the concurrent private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW)

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn, Facebook and X.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of securities and the expected closing of the offering. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions and include that the closing of the offering is expected to occur on October 21, 2024. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q filed by the Company and other reports filed with the SEC from time to time. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com